EXHIBIT 1
                                                                       ---------


                           PURCHASE AND SALE AGREEMENT


         This PURCHASE AND SALE AGREEMENT, dated as of December 23, 2004 (this "AGREEMENT"), is made among Lavin Holdings, LLC, a New Jersey limited liability company ("LAVIN"), and FireAway LLC, a Delaware limited liability company ("FIREAWAY", and collectively with Lavin, the "PURCHASERS"), and NF Partners, LLC, a Delaware limited liability company ("NF PARTNERS"), Ravitch Rice & Company LLC, a New York limited liability company, Andrew H. Tisch and Robyn Samuels, residents of the State of New York, and Barry L. Bloom and Thomas M. Steinberg, residents of the State of New Jersey (each a "SELLER", and collectively, the "Sellers").

                                    RECITALS


         WHEREAS, Sellers currently own 7,284,256 shares of common stock, par value $0.20 per share (the "SHARES"), of NoFire Technologies, Inc., a Delaware corporation (the "COMPANY") and warrants expiring on January 7, 2005 and February 15, 2005 to purchase up to 3,694,032 shares of common stock, par value $0.20 per share, of the Company (the "WARRANTS");

         WHEREAS, NF Partners currently holds two 6.00% notes due December 31, 2004 issued by the Company (the "NOTES"), having an aggregate principal amount of $88,811.25 and unpaid accrued interest to the date hereof in the aggregate amount of approximately $9,000; and

         WHEREAS, Sellers have agreed to sell to Purchasers, and Purchasers have agreed to purchase from Sellers, all of the Shares, Warrants and Notes on the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, the parties hereto, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, hereby agree as follows:

                                   ARTICLE I.

                     PURCHASE AND SALE, CLOSING AND DELIVERY

         Section 1.01 Sale and Purchase of the Shares and Warrants.

         On the terms and subject to the conditions set forth in this Agreement, each Seller hereby agrees to sell, transfer, assign and deliver to Lavin without representation, warranty or recourse except as provided in Article II and
Section 6.01 of Article VI, and Lavin hereby agrees to purchase from each Seller, at the closing (the "CLOSING"), the number of Shares and Warrants at a cash purchase price (the "PURCHASE PRICE") set forth opposite each Seller's respective name on Schedule 1.01 attached hereto.

         Section 1.02 Assignment of the Notes.

         On the terms and subject to the conditions set forth in this Agreement, NF Partners hereby agrees to assign and deliver to FireAway without representation, warranty or recourse except as provided in Article II and
Section 6.01 of Article VI, and FireAway hereby agrees to acquire and accept from NF Partners, at the Closing, the Notes for a cash price (the "NOTE PRICE") in an amount equal to 50% of the $88,811.25 principal amount or $44,405.63.

         Section 1.03 Closing.

         The Closing shall take place at the offices of Lavin Holdings, LLC, 483 Winthrop Road, Teaneck, NJ 07666, on the date of this Agreement (the "CLOSING DATE").

         Section 1.04 Delivery of the Shares, Warrants and Notes to Purchasers.

         At the Closing, Sellers shall deliver to Lavin certificates representing the number of Shares and Warrants to be sold by each Seller as set forth in Schedule 1.01, together with duly executed stock and warrant powers, and NF Partners shall deliver to FireAway the Notes to be sold by NF Partners, together with a duly executed assignment, against receipt by Sellers of the Purchase Price and receipt by NF Partners of the Note Price in immediately available funds by electronic transfer to an account designated by NF Partners, which each Seller hereby designates as his, her or its agent to receive such funds on his, her or its account. Sellers shall also deliver to Lavin an irrevocable proxy, in form and substance satisfactory to Lavin and its counsel, to vote all Shares in the absolute discretion of Lavin until the transfer of the Shares to Lavin has been recorded on the books and records of the Company and its transfer agent and new certificate(s) representing the Shares registered in the name of Lavin shall have been delivered to Lavin.

                                   ARTICLE II.

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

         Each Seller, severally and not jointly, hereby represents and warrants to Purchasers as follows:

         Section 2.01 Title, Etc.

         Such Seller has valid and unencumbered title to the Shares, Warrants and Notes to be sold by such Seller to Purchasers hereunder, and full right, power and authority to sell, transfer, assign and deliver such Shares, Warrants and Notes to Purchasers hereunder; and upon delivery and payment of the Purchase Price for such Shares and Warrants and payment of the Note Purchase Price for such Notes as provided herein, Purchasers will acquire valid and unencumbered title thereto.

         Section 2.02 Authorization.

         Such Seller has full power, right and authority to execute and deliver this Agreement and to consummate all transactions required to be effected by it as contemplated hereby and thereby. This Agreement has been duly authorized, executed and delivered by such Seller, and, assuming the due authorization, execution and delivery of this Agreement by Purchasers, constitutes a valid and legally binding obligation of such Seller enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. Neither the execution and delivery of this Agreement nor the consummation and performance of the transactions contemplated hereby will (i) conflict with or violate any agreement to which such Seller and the Company are parties or (ii) require the consent, approval or authorization of any governmental entity or other person or entity. The transfer of the Shares, Warrants and Notes by such Seller to Purchasers pursuant to this Agreement will not violate the Securities Act of 1933, as amended, or applicable state securities laws.

         Section 2.03 Brokers and Finders.

         No person or entity acting on behalf or under the authority of such Seller is or will be entitled to any broker's, finder's, or similar fee or commission in connection with the transactions contemplated by this Agreement.

                                  ARTICLE III.

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Each Purchaser, severally and not jointly, hereby represents and warrants to Sellers as follows:

         Section 3.01 Investment Representation and Qualification of Purchaser.

         Such Purchaser is acquiring the Shares, Warrants and Notes, as the cases may be, and any Shares into which the Warrants may be converted for such Purchaser's own account, for investment and not with a view to, or for sale in connection with, any distribution of such stock or any part thereof. Such Purchaser acknowledges that the Shares and Warrants were purchased by the Sellers in private placement transactions, that they have not been registered under the Securities Act of 1933, as amended, (the "33 Act"), and that their transfer is subject to the legend on the certificates and the provisions of the '33 Act. Such Purchaser understands that the purchase of the Shares, Warrants and Notes involves substantial risk and hereby represents and warrants that its financial condition and investments are such that it is in a financial position to hold the Shares, Warrants and Notes for an indefinite period of time and to bear the economic risk of, and withstand a complete loss of, its investment therein. In addition, by virtue of its expertise, the advice available to it and previous investment experience, such Purchaser has extensive knowledge and experience in financial and business matters, investments, securities and private placements and the capability to evaluate the merits and risks of the transactions contemplated by this Agreement and is an "accredited investor" as defined in Regulation D of the '33 Act.

         Section 3.02 Authorization.

         Such Purchaser has full power, right and authority to execute and deliver this Agreement and to consummate all transactions required to be effected by it as contemplated hereby and thereby. This Agreement has been duly authorized, executed and delivered by such Purchaser and, assuming the due authorization, execution and delivery of this Agreement by each Seller, constitutes a valid and legally binding obligation of such Purchaser enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.


         Section 3.03 Brokers.

         No person or entity acting on behalf or under the authority of such Purchaser is or will be entitled to any broker's, finder's or similar fee or commission in connection with the transactions contemplated by this Agreement.

                                   ARTICLE IV.

                                    COVENANTS

         Section 4.01 Efforts.

         Subject to the terms and conditions hereof, Sellers and Purchasers shall use reasonable best efforts to take, or cause to be taken all actions, and to do, or cause to be done, all things necessary, proper and advisable to consummate the transactions contemplated hereby on the terms and subject to the conditions provided hereunder. In case at any time after the Closing any further action is necessary, proper or advisable to carry out the purposes of this Agreement, as soon as reasonably practicable, the parties hereto shall take all such action to effectuate such purposes.

         Section 4.02 Further Assurances.

         Prior to and after the Closing, each party will cooperate in good faith with each other party and will take all appropriate action and execute any agreement, instrument or other writing of any kind which may be reasonably necessary or advisable to carry out and confirm the transactions contemplated by this Agreement.

                                   ARTICLE V.

                              CONDITIONS TO CLOSING

         Section 5.01 Conditions to Purchasers' Obligations.

         The obligations of Purchasers to effect the transactions contemplated hereby shall be subject to the following conditions, any one or more of which may be waived in writing by Purchasers in whole or in part:

         (a) The representations and warranties of each Seller set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date.

         (b) Each Seller shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by such Seller at or prior to the Closing Date.

         (c) Such Seller shall have assigned to Lavin all rights of such Seller under that certain Registration Rights Agreement dated as of June 15, 1998 between the Company, Sellers and certain others, as amended by an Amendment to Registration Rights Agreement dated as of January 7, 2000.

         (d) NF Partners shall have assigned to FireAway all rights of NF Partners under that certain Patent Security Agreement dated March 13, 2003 between the Company and NF Partners, and delivered to FireAway with such assignment an original executed copy of the Patent Security Agreement and an assignment of all UCC Financing Statements heretofore filed by NF Partners as a secured party under the Patent Security Agreement.

         Section 5.02 Conditions to Sellers' Obligations.

         The obligation of Sellers to effect the transactions contemplated hereby shall be subject to the following conditions, any one or more of which may be waived in writing by each Seller (as to itself only) in whole or in part:

         (a) The representations and warranties of each Purchaser set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date. (b) Each Purchaser shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

                                   ARTICLE VI.

                          INDEMNIFICATION AND SURVIVAL

         Section 6.01 Indemnification by Sellers.

         From and after the Closing Date, each Seller shall severally indemnify, hold harmless and defend each Purchaser from and against any losses, claims, damages, liabilities, costs and expenses (any "LOSSES") that such Purchaser may incur as a result or arising out of (a) any breach by such Seller of any of such Seller's representations and warranties contained herein or (b) any defect in such Seller's title to the Shares, Warrants or Notes, as the case may be, sold by such Seller to such Purchaser pursuant to this Agreement.

         Section 6.02 Indemnification by Purchasers.

         From and after the Closing Date, each Purchaser shall severally indemnify, hold harmless and defend each Seller from and against any Losses such Seller may incur arising out of or resulting from (a) any breach by such Purchaser of any of its representations and warranties contained herein, or (b) except for any matter for which Sellers have agreed to indemnify Purchasers hereunder, the sale, transfer or delivery of the Shares, Warrants or Notes to Purchaser

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

pursuant to this Agreement, including any action taken by Lavin pursuant to the irrevocable proxy.


                                  ARTICLE VII.

                                  MISCELLANEOUS

         Section 7.01 Entire Agreement.

         This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, whether written or oral, among the parties with respect to the subject matter hereof.

         Section 7.02 Amendment; Waiver.

         Any provision of this Agreement may be amended or waived only if such amendment or waiver is in writing and signed, in the case of an amendment, by each of the parties hereto, or in the case of a waiver, by the party or parties against whom such waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

         Section 7.03 Counterparts.

         This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed an original, and all of which shall together constitute one and the same Agreement.

         Section 7.04 Headings.

         The titles of the Articles and the headings of the Sections of this Agreement are for convenience of reference only and are not to be considered in construing the terms and provisions of this Agreement.

         Section 7.05 Governing Law.

         THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

         Section 7.06 Assignment; Third Party Beneficiaries.

         Except as otherwise expressly provided herein, this Agreement shall bind and inure to the benefit of the parties hereto and the respective successors and permitted assigns of the parties hereto. Neither this Agreement nor the rights and obligations hereunder are assignable by any party hereto (except to a successor-in-interest by operation of law) without the prior written consent of the other parties.

         Section 7.07 Expenses.

         Sellers, on the one hand, and Purchasers, on the other hand, shall bear their own expenses in connection with the preparation for and consummation of the transactions contemplated by this Agreement.

         Section 7.08 Notices.

         Any written notice herein required to be given shall be deemed to have been duly given as provided below if (a) mailed, certified, or registered mail, first-class postage paid, (b) sent by overnight mail or courier, (c) transmitted via facsimile, telegram or telex or (d) delivered by hand, if to any Seller, to such Seller's address as set forth opposite such Seller's respective name on
Schedule 1.01, or if to Purchasers, to James F. Lavin, 483 Winthrop Road, Teaneck, NJ 07666, with a copy to Sabino Rodriguez, III, Esq., Day, Berry, & Howard LLP, One Canterbury Green, Stamford, CT 06901. Any notice shall be deemed to have been duly given if personally delivered or sent by the mails or by telegram or telex and will be deemed received, unless earlier received, (a) if sent by certified or registered mail, return receipt requested, three (3) days following the date so mailed, (b) if sent by overnight mail or courier, when actually received, (c) if sent by facsimile, telegram or telex transmission, on the date electronic confirmation is received by the sender and (d) if delivered by hand, on the date of receipt.

         Section 7.09 Severability.

         In case any provision in this Agreement shall be declared or held invalid, illegal or unenforceable, in whole or in part, whether generally or in any particular jurisdiction, such provision shall be deemed amended to the extent, but only to the extent, necessary to cure such invalidity, illegality or unenforceability, and the validity, legality and enforceability of the remaining provisions, both generally and in every other jurisdiction, shall not in any way be affected or impaired thereby.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


                                        LAVIN HOLDINGS, LLC



                                        By: /s/ James F. Lavin
                                            -----------------------------
                                            Name:  James F. Lavin
                                            Title:  Manager

                                        FIREAWAY LLC



                                        By: /s/ James F. Lavin
                                            -----------------------------
                                            Name:  James F. Lavin
                                            Title:  Manager

                                        NF PARTNERS, LLC



                                        By: /s/ Andrew H. Tisch
                                            -----------------------------
                                            Name:  Andrew H. Tisch
                                            Title:  Manager

                                        RAVITCH RICE & COMPANY LLC



                                        By: /s/ Donald S. Rice
                                            -----------------------------
                                            Name:  Donald S. Rice
                                            Title:  Managing Director



                                            /s/ Andrew H. Tisch
                                            -----------------------------
                                            ANDREW H. TISCH

                                            /s/ Robyn Samuels
                                            -----------------------------
                                            ROBYN SAMUELS


                                            /s/ Barry L. Bloom
                                            -----------------------------
                                            BARRY L. BLOOM


                                            /s/ Thomas M. Steinberg
                                            -----------------------------
                                            THOMAS M. STEINBERG

                                  SCHEDULE 1.01

Seller Name             Mailing Address                Shares       Warrants    Purchase Price
-----------             ---------------                ------       --------    --------------
NF Partners, LLC        667 Madison Ave.              6,720,243     3,643,875     $6,720.24
                        New York, NY 10021
                        Attention: Andrew H. Tisch

Ravitch Rice &          610 Fifth Ave., Suite 420        68,282        50,157        $68.28
 Company LLC            New York, NY 10020
                        Attention: Donald S. Rice

Andrew H. Tisch         667 Madison Ave.                160,000             0       $160.00
                        New York, NY 10021

Robyn Samuels           667 Madison Ave., 8th Fl.        55,000             0        $55.00
                        New York, NY 10021

Barry L. Bloom          655 Madison Ave., 19th Fl.      122,508             0       $122.51
                        New York, NY 10021

Thomas M. Steinberg     667 Madison Ave., 8th Fl.       158,223             0       $158.22
                        New York, NY 10021
                                                      ---------     ---------     ---------
TOTAL:                                                7,284,256     3,694,032     $7,284.25